As filed with the Securities and Exchange Commission on June 18, 1997
                           Registration No. 333-_____

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             ______________________________________________________
                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
             ______________________________________________________
                        INTELLIGENT MEDICAL IMAGING, INC.
             (Exact name of registrant as specified in its charter)
             ______________________________________________________

           Delaware                                  65-0136178
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification No.)

                       4360 Northlake Boulevard, Suite 214
                        Palm Beach Gardens, Florida 33410
                                 (561) 627-0344

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             ______________________________________________________
                   Amended and Restated 1990 Stock Option Plan
                              (Full Title of Plan)
             ______________________________________________________

                               John G. Igoe, Esq.
                                Edwards & Angell
                               250 Royal Palm Way
                            Palm Beach, Florida 33480
                                 (561) 833-7700
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

             ______________________________________________________

                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of Each Class of        Amount to be     Proposed maximum offering   Proposed maximum aggregate  Amount of
Securities to be Registered   registered       price per unit (1)          offering price (1)          registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                 2,454,562 shares     $4.4375                    $10,892,119                 $3,301
$.01 par value per share
===================================================================================================================================

(1) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The registration fee has been calculated in accordance Rule 457(c) based upon the average of the bid and asked prices of the Registrant's Common Stock on the Nasdaq National Market on June 16, 1997.

                              _____________________


                                   PROSPECTUS

                                 783,630 Shares

                        INTELLIGENT MEDICAL IMAGING, INC.
                                  Common Stock
                                 $.01 Par Value

This prospectus relates to the resale of up to 783,630 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Intelligent Medical Imaging, Inc. ("IMI" or the "Company"), issuable upon the exercise of certain outstanding stock options under the Company's Amended and Restated 1990 Stock Option Plan (the "Plan"), which may be offered hereby from time to time by any or all of the selling stockholders who are affiliates of the Company named herein (collectively, the "Selling Stockholders"). The Selling Stockholders may resell the Shares from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution". The Company will not receive any of the proceeds from the resale of the Shares.

The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "IMII". On June 17, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $4.375 per share.

Certain Selling Stockholders who are affiliates of the Company and anyone effecting sales on behalf of such Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), and commissions or discounts given may be regarded as underwriting commissions or discounts under the Securities Act.

     SEE "RISK FACTORS," BEGINNING ON PAGE 5, FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROPROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this Prospectus is June 18, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and information statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports, information statements, and other information concerning the Company can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and the Commission's Regional Offices located at Suite 1300, Seven World Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements and information statements and other information filed electronically with the Commission, the address of which is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and information statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-8/S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such documents, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 or through its web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed with the Commission by the Company are incorporated in this Prospectus by reference (File No. 1-14190):

1.   Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

2.   Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

3. The description of the Common Stock contained in a Registration Statement on Form 8-A dated February 1, 1996, and any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Company with the Commission after the date of this Prospectus and prior to the termination of the offering of the Shares pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Prospectus by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     ALL REPORTS AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE COMMISSION PURSUANT TO SECTION 13(A), 13(C), 14 OR 15(D) OF THE EXCHANGE ACT AND ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, TO INTELLIGENT MEDICAL IMAGING, INC., 4360 NORTHLAKE BOULEVARD, SUITE 214, PALM BEACH GARDENS, FLORIDA 33410, ATTENTION: CORPORATE SECRETARY (TELEPHONE: (561) 627-0344.)

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) releases made by the Securities and Exchange Commission. Such information involves risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

     IMI has developed and is marketing the Micro21 System(TM), an intelligent, automated microscope system, for diagnostic use in hospital, commercial reference and physician group practice laboratories. The Micro21 System is designed to automate a broad range of manual microscopic procedures, potentially enabling the laboratory to reduce costs and exposure to liabilities, enhance analytical accuracy and consistency, increase the productivity of medical technologists and improve patient care.

     IMI was incorporated in the State of Florida in June 1989 and reincorporated in the State of Delaware in January 1996. Its principal executive offices are located at 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, Florida 33410, and its telephone number is (561) 627-0344.

                                  THE OFFERING

     This Prospectus relates to the resale of the Shares issuable upon the exercise of outstanding stock options granted under the Plan by certain Selling Stockholders who are affiliates of the Company. Such Shares may be offered hereby from time to time by any or all of the Selling Stockholders. The Company will not receive any of the proceeds from the resale of the Shares of Common Stock by the Selling Stockholders.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information included herein.

            HISTORY OF OPERATING LOSSES; UNCERTAINTY OF PROFITABILITY

     The Company is in an early stage of product commercialization. The Company has generated little revenue to date, has experienced operating losses since its inception in 1989 and has not yet achieved profitability. Operating losses for the years ended December 31, 1994, December 31, 1995 and December 31, 1996 were approximately $2.2 million, $4.0 million, and $7.9 million respectively, and at December 31, 1996, the Company had an accumulated deficit of approximately $15.3 million. There can be no assurance that the Company's product will achieve meaningful market acceptance or that the Company will ever produce significant levels of product revenue or achieve or sustain profitability. The Company may encounter substantial delays and expenses relating to regulatory clearance, research, development and testing for new procedures. In addition, delays or expenses associated with the defense of potential patent infringement claims or other unforeseen difficulties may limit the Company's ability to achieve profitability. The likelihood of the Company's success must be considered in light of these and other problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business and the development and commercialization of new products.

           RELIANCE ON THE MICRO21 SYSTEM; UNCERTAIN MARKET ACCEPTANCE

     The Company has concentrated its efforts primarily on the development of the Micro21 System and is dependent on the successful commercialization of this product to generate revenues. The success of the Micro21 System is dependent upon many variables, including its acceptance as a reliable, accurate and cost-effective tool for microscopic analysis as well as the Company's manufacturing capacity and marketing efforts. Currently, the medical industry relies primarily on medical technologists for the performance of microscopic cellular analysis procedures. There can be no assurance that the Micro21 System will perform as expected or that the Micro21 System will achieve meaningful market acceptance. The current model of the Micro21 System may not be cost effective for lower volume laboratories. There can be no assurance that lower priced models of the Micro21 System, which the Company plans to develop, will be successfully developed by the Company or accepted by lower volume laboratories.

     The FDA clearances obtained by the Company for the Micro21 System require that a medical technologist analyze the images shown on the Micro21 System. The need to continue to employ a medical technologist to perform a review may limit market acceptance of the Micro21 System. While the Company intends to submit applications to the FDA for additional procedures, there can be no assurance that the Company will obtain FDA clearance for additional procedures, or that the Company will successfully complete development of its NeuralVision software for the performance of such additional procedures. The cost effectiveness of the Micro21 System to an end user, and consequently meaningful market acceptance of the Micro21 System, may depend on the Company's ability to develop and obtain regulatory clearance for applications in addition to the currently cleared procedures, and there can be no assurance that the Company will successfully develop such procedures or obtain such clearances. The inability of the Company to develop the Micro21 System to perform additional procedures, or the failure by the Company to obtain regulatory approval with respect to such additional procedures, could have a material adverse effect on the Company's business, results of operations and financial condition.

                  UNCERTAINTY OF PRICING OF THE MICRO21 SYSTEM

     The Company, through Coulter, has sold or leased only a limited number of Micro21 Systems to end users. As a result, there can be no assurance whether the prices for such sales and leases will be indicative of the prices at which the Company will be able to sell or lease the current model of the Micro21 System to end users in the future. In addition, the Company anticipates that the price of the Micro21 System will vary depending on a variety of factors including the level of acceptance in the marketplace, the number of microscopic procedures implemented and the number of peripheral devices sold or leased with the Micro21 System. The Company may discount asking prices to facilitate early market penetration or in response to market conditions, which may reduce the Company's gross profit margins which could have a material adverse effect on the Company's business, results of operations and financial condition.

       LIMITED SALES, MARKETING AND SERVICE CAPABILITY; RISKS ARISING FROM TERMINATION OF COULTER AGREEMENT AND COULTER SETTLEMENT AGREEMENT

     In August 1995, the Company entered into an exclusive distribution agreement (the "Coulter Agreement") with Coulter Corporation ("Coulter") for worldwide sales, marketing and service of the Micro21 System. Prior to the Company's termination of the Coulter Agreement (as described below), the Company was dependent on its relationship with Coulter for sales, marketing and service of its products. The Company terminated the Coulter Agreement in the fourth quarter of 1996 because of Coulter's revocation of its commitment to purchase $5,500,000 of Micro21 Systems during the third and fourth quarters of 1996 and other actions by Coulter deemed by the Company to be in breach of the Coulter Agreement. The parties settled this dispute as of March 27, 1997 pursuant to the terms of a settlement agreement (the "Coulter Settlement Agreement"). The dispute between the Company and Coulter has had and may continue to have an adverse effect on sales and marketing and has been a factor in the return of some Micro21 Systems placed with customers by Coulter for evaluation. The Company anticipates that its business, results of operations and financial condition will be adversely affected in 1997 as a result of the dispute with Coulter and delays in building the Company's sales and marketing organization and implementing its sales and marketing program following termination of the Coulter Agreement. As a result of the dispute with Coulter, in the third quarter of 1996, the Company commenced the build-up of its sales and service organizations and its own sales and marketing efforts which, with the recruitment of a Vice President of Sales, was accelerated in January 1997. From October 1, 1996 to March 1, 1997 the Company's sales personnel have increased from 5 to 17 and service personnel have increased from 3 to 7. However, the Company has limited sales, marketing and service capability and experience. There can be no assurance that the Company will be able to build and maintain a suitable sales force or that its direct sales and marketing efforts will be successful. Failure of the Company to develop an effective sales and marketing organization for the Micro21 System could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, while the Company intends to focus its marketing and sales efforts on direct sales, the Company may continue to sell Micro21 Systems to Coulter pursuant to the Coulter Settlement Agreement and to other distributors for resale to customers, and substantial sales to distributors may be possible only at transfer prices substantially lower than projected prices for direct sales.

        LIMITED MANUFACTURING EXPERIENCE; RISK OF MANUFACTURING SCALE-UP

     The Company's manufacturing experience to date has been limited. In order to achieve significant revenue, the Company will have to produce the Micro21 System on a commercial scale. There can be no assurance that the Company will be able to manufacture the Micro21 System in commercial-scale quantities at commercially viable costs. The Company may encounter unexpected delays or costs in scaling-up its manufacturing operations or in hiring and training additional personnel to manufacture its products. The failure to scale-up manufacturing successfully in a timely or cost-effective manner, future production problems or interruptions in supply could have a material adverse effect on the Company's business, results of operations and financial condition. Manufacturing cost increases could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the Company will be required to adhere to applicable regulatory requirements, including regulations as prescribed by the FDA from time to time, in the manufacture of the Micro21 System. Any failure to meet such requirements could delay or prohibit the manufacturing of the Company's products, which could have a material adverse effect on the Company's business, results of operations and financial condition.

                       RELIANCE ON SINGLE SOURCE SUPPLIERS

     Certain key components of the Micro21 System are currently obtained from single sources, are available only in limited quantities and require substantial production lead times. The Company has in the past experienced delays in the delivery of such components. Certain other components of the Micro21 System are manufactured to the Company's specifications by single suppliers. There can be no assurance that custom-made components from alternative vendors would be available on terms satisfactory to the Company, if at all. If the Company were to change suppliers of these components, it would likely experience an interruption in supply, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the purchase of certain key components by the Company is based on internal forecasts of future product sales. The preparation of such forecasts is based on inexact methods and may vary considerably from actual results. The Company may be required to maintain significant inventory and there can be no assurance that purchases based on forecasting will be adequate to meet the Company's needs.

                        FLUCTUATIONS IN OPERATING RESULTS

     The Company's results of operations have in the past and may in the future be subject to significant fluctuation. Factors contributing to fluctuations in operating results include the rate of acceptance of the Micro21 System by the market, the timing of purchase orders, the timing of the introduction of new procedures and products, if any, and the success and timing of obtaining regulatory clearance. Such fluctuations could result in significant volatility in, and could have a material adverse effect on, the market price for the Common Stock.

             DEPENDENCE ON TRADE SECRETS AND PROPRIETARY TECHNOLOGY

     The Company's commercial success will depend in part on its ability to protect and maintain its proprietary technology. The Company does not believe an automated microscope system is patentable, and therefore does not intend to seek patent protection for the Micro21 System, as a system. The Company does not hold any patents and currently does not intend to seek patent protection for its NeuralVision software as a whole. The Company relies principally on a combination of trade secrets, proprietary knowledge, technological advances and disclosure, confidentiality and non-competition agreements entered into with its employees and certain consultants to protect its proprietary rights. No assurance can be given that the Company's efforts will provide meaningful protection for its unpatented proprietary technology against others who independently develop or otherwise acquire substantially equivalent techniques or gain access to, misappropriate or disclose the Company's proprietary technology. In addition, there can be no assurance that any patent applications filed by the Company will result in the issuance of patents or that any patents issued to the Company will afford protection against competitors that develop similar technology, or that a competitor will not reverse-engineer the Company's software codes.

     There can be no assurance that the Company's technology does not infringe the proprietary rights of others. The Company has received, and may in the future receive, notices claiming that the Company is infringing patents or other proprietary rights. In 1991, the Company received a letter stating that the Micro21 System may infringe a patent of Neuromedical Systems, Inc. ("Neuromedical"). The Company has investigated this matter and believes that the Micro21 System does not infringe the specified patent. The Company has received an opinion of its patent counsel that the Micro21 System does not infringe any valid claims of such patent.

     The Company settled its litigation with International Remote Imaging Systems, Inc. ("IRIS") as of March 1, 1997 by entering into a settlement agreement and related license agreement with IRIS (collectively, the "IRIS Settlement Agreement"). Under the IRIS Settlement Agreement, IRIS granted the Company a fully-paid, royalty-free license for worldwide direct sales of the Micro21 System by the Company. The Company agreed to pay a 4% royalty on future sales of the Micro21 System through third-party distributors in the United States. The Company has the right, but not the obligation, to request a license from IRIS for sales through third-party distributors outside of the United States; however, the Company does not believe that the Micro21 System infringes any foreign patents held by IRIS and the Company has no current plans to request such a license. Notwithstanding the Company's belief, there can be no assurance that IRIS or other parties will not threaten to take legal action against the Company alleging infringement of patents by the Micro21 System.

     Patent litigation can be costly and time consuming, and there can be no assurance that the Company's litigation expenses will not increase in the future. If the Company were determined to be infringing any patent, the Company could be required to pay damages, alter its products or processes, obtain licenses and/or cease certain activities. In addition, if patents are issued to others which contain claims that cover subject matter made, used or sold by the Company, the Company may be required to obtain licenses to these patents, to develop or obtain alternative technology or to cease using such technology. If the Company is required to obtain any licenses, there can be no assurance that the Company will be able to do so on commercially favorable terms, if at all. A finding of infringement against the Company or the Company's failure to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the Company's operations and financial condition.

                      COMPETITION AND TECHNOLOGICAL CHANGE

     The markets in which the Company competes are highly competitive. Competition exists and potential competition may arise from several sources, including skilled medical technologists and manufacturers of clinical laboratory equipment (including flow cytometer manufacturers such as Coulter), older image-based systems and machine vision software.

     The Company is aware of one other intelligent optical system utilizing neural network software which is manufactured and developed by Neuromedical. Neuromedical has received FDA clearance and commenced market launch of its system. Neuromedical has notified the Company of its belief that the Micro21 System may infringe certain patents held by Neuromedical. The Company believes that Neuromedical's product has been developed primarily for the Pap smear procedure, a procedure for which the Company may, in the future, develop a Micro21 System application. There can be no assurance that Neuromedical will not adapt its system for other applications competing directly with the Company's Micro21 System. The Company is aware that at least one other company, IRIS, has developed and is marketing an optical system for performing the white blood cell ("WBC") differential (the "WBC Diff") and an automated system for urinalysis. In addition, other companies, including NeoPath, Inc., are marketing or may market intelligent optical systems applicable to microscopic testing procedures that compete or may compete with the Micro21 System.

     The clinical laboratory testing industry has undergone rapid and significant technological change, and the Company expects that such change will continue. Many current and potential competitors have substantially greater financial resources than the Company, as well as extensive experience in research and development, obtaining regulatory approvals and manufacturing and marketing. There can be no assurance that existing technologies or technologies under development by the Company's competitors will not be more effective, easier to use or less expensive than those which have been or are being developed by the Company or that any such technologies will not render the Company's technology and products obsolete or otherwise non-competitive.

     The Company's ability to react quickly to changing technology and other competitive trends will be critical to the Company's success. The Company intends to seek to develop, either internally or through licensing arrangements with third parties with specialized slide preparation technology or related microscopy expertise, products that can meet potential demand for a variety of automated microscopic procedures. There can be no assurance that the Company's competitors will not develop such products before the Company can, or that any products developed by the Company, even if timely, will receive sufficient FDA clearance or approval or will meet with greater market acceptance than those manufactured by the Company's competitors.

     In 1993, the Company established arrangements with XL Vision, Inc. ("XL Vision") providing for XL Vision to provide design, engineering and manufacturing services with respect to the Micro21 System. Under these arrangements, XL Vision manufactured two Micro21 System prototype units for the Company. In July 1994, the Company and XL Vision terminated these arrangements. Pursuant to such termination, the Company granted to XL Vision a nonexclusive, transferable license in the hardware, electrical, mechanical, structural and circuit board portions of the June 1994 version of the Micro21 System and the related machine control software. Such license did not include any rights relating to the Company's neural network or image processing software programs. In addition, the Company and XL Vision entered into a non-competition agreement pursuant to which the Company agreed not to develop, market or sell products or services related to certain immunocytochemical and nucleic acid probes, and XL Vision agreed not to develop, market or sell products or services related to certain microscopic and manual testing procedures. The non-competition agreement expired in July 1996. There can be no assurance that XL Vision (or a sublicensee thereof) will not attempt to utilize information it obtained in providing services to the Company and the license granted to it by the Company to develop products competitive with the Micro21 System.

            PRODUCT LIABILITY AND UNCERTAINTY OF ADEQUATE INSURANCE;
                          POTENTIAL EXPOSURE TO CLAIMS

     The Company's product is used to gather information for medical decisions and diagnoses. Accordingly, the manufacture and sale of Micro21 Systems entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test or diagnosis. There can be no assurance that product liability insurance maintained by the Company would be sufficient to protect the Company in the event of a product liability claim. Furthermore, there can be no assurance that the Company will be able to obtain product liability insurance in the future with adequate coverages or at acceptable costs. Any product liability claim against the Company could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, under the terms of the Coulter Settlement Agreement, the Company is required to indemnify Coulter for injuries to person or property resulting from the design or manufacture of Micro21 Systems sold to Coulter for distribution to end users. The failure to comply with FDA regulations could have a material adverse effect on the ability of the Company to defend against product liability lawsuits.

                  UNCERTAINTY OF THIRD PARTY REIMBURSEMENT AND
            HEALTH CARE REFORM POLICIES AND COST CONTAINMENT MEASURES

     The willingness of hospitals, laboratories and other health care providers to purchase or lease the Micro21 System may depend on the extent to which such providers limit capital expenditures due to cost reimbursement regulations, including regulations promulgated by the Health Care Financing Administration ("HCFA") and other regulatory agencies, and general uncertainty about government health care policy. In addition, sales volumes and prices of the Company's products will depend in part upon the level of reimbursement available to hospitals, laboratories and other health care providers for automated microscopic blood tests from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. There can be no assurance that existing reimbursement levels will not be decreased in the future and that any such decrease will not reduce the demand for, or the price of, the Company's products. Health care reform measures adopted by the federal government or state governments could adversely affect the price of medical devices in the United States or the amount of reimbursement available, and, consequently, could have a material adverse effect on the Company's business, results of operations and financial condition. Further, the Company believes that pressure in the health care industry to control and contain patient care costs has increased and will continue to increase. Such pressure may result in a reduction in the number and type of clinical laboratory microscopic procedures performed (i.e., a reduction in precautionary testing), thus decreasing the cost savings and other benefits of the Micro21 System and, accordingly, demand for the Micro21 System. No prediction can be made as to the outcome of any reform initiatives or health care cost containment measures, or their respective impacts on the Company.

        GOVERNMENT REGULATION; NO ASSURANCE OF FUTURE REGULATORY APPROVAL

     The Company's products are subject to stringent government regulation in the United States and other countries. In the United States, the Federal Food, Drug, and Cosmetic Act, as amended (the "FDC Act"), and other statutes and regulations govern the testing, manufacture, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of such products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

     Prior to commercial distribution in the United States, most medical devices, including the Company's products, must be cleared or approved by the FDA. The regulatory process is lengthy, expensive and uncertain. The Company's Micro21 System has been cleared by the FDA through the 510(k) pre-market notification process as a Class II automated cell locating device for the automated location and display of nucleated blood cells to assist medical technologists in performing WBC Diffs and WBC morphological analysis and for the display of up to 20 full screen images of fields of a blood sample on a slide to assist a medical technologist in assessing red blood cell ("RBC") morphologies and in estimating platelets. The Company also has received FDA clearances for three additional commonly performed microscopic procedures, the reticulocyte count, anti-nuclear antibodies ("ANA") and DNA procedures, each of which also requires review by a medical technologist. The Company's business strategy includes the development of additional applications for the Micro21 System to perform additional cell location and classification functions. No assurance can be given that the necessary permission from the FDA to market the Micro21 System for such additional applications will not require the submission and approval of additional 510(k) applications and/or pre-market approval ("PMA") applications. The PMA approval process entails considerably greater time (i.e., several years) and expense than does the 510(k) process, including the performance of clinical trials to determine the safety and efficacy of the device. No assurance can be given that the Company will obtain clearance or approval with respect to any additional applications of the Company's technology. Furthermore, FDA clearance of a 510(k) application or approval of a PMA application is subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's marketing or withdrawal of the product from the market.

     The FDA regulates computer software, such as the Company's NeuralVision software, that performs the function of a regulated device or that is intimately associated with a given device, such as control software for imaging or other diagnostic devices. The FDA is in the process of reevaluating its regulation of such software, and the Company cannot predict the extent to which the FDA will regulate such software in the future. Should the FDA increase regulation of such software, the Company's NeuralVision software platform may become subject to more extensive regulatory processes and clearance requirements. No assurance can be given that compliance with more extensive regulatory processes will be achieved or that the necessary clearances for such software will be obtained by the Company on a timely basis, if at all. The Company may, as a result, be required to expend additional time, resources and effort in the areas of software design, production and quality control to ensure compliance. Delay in any FDA clearance with respect to such software could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company must also comply with regulations promulgated by the FDA from time to time. The Company will be required to expend time, resources and effort in product manufacturing and quality control to ensure compliance. If violations of the applicable regulations are noted during FDA inspections of the Company's manufacturing facilities and related software development facilities, the continued marketing of the Company's products may be materially adversely affected.

     In addition, the Company has begun to market the Micro21 System in certain foreign markets. Requirements for the sale of the Micro21 System vary widely from country to country, ranging from simple product registrations to detailed submissions such as those required by the FDA. To date, the Company has obtained regulatory clearances or approvals to market the Micro21 System in the United States, Canada and Japan; no regulatory clearances or approvals have yet been applied for in any countries other than the United States, Canada and Japan, and there is no assurance that any such approvals or clearances will be issued. The ability to export into other countries may require obtaining ISO 9001 certification, which is analogous to compliance with FDA requirements, and CE Mark certification. The Company has received CE Mark certification, and expects to obtain ISO 9001 certification in July 1997, but there can be no assurance that ISO 9001 certification will be obtained. The market for the Micro21 System also could be affected by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). This law is intended to assure the quality and reliability of all medical testing in the United States.

     Any change in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement thereof, or the promulgation of any additional laws or regulations could have a material adverse effect on the Company's business, results of operations and financial condition.

              DEPENDENCE ON KEY PERSONNEL; ABILITY TO MANAGE GROWTH

     The Company depends to a substantial degree on the services of Tyce M. Fitzmorris, Eric Espenhahn and Jaime Pereira, all of whom were instrumental in founding the Company and in developing the Micro21 System. Mr. Fitzmorris serves as the Company's Chairman, Chief Executive Officer and President. Mr. Espenhahn, who serves as the Company's Vice President-Product Development, is primarily responsible for the technical development of the Micro21 System and its NeuralVision software. Mr. Pereira is a significant contributor to the development of the NeuralVision software utilized in the Micro21 System and serves as Vice President-Engineering. The Company has key man life insurance policies on Messrs. Fitzmorris, Espenhahn and Pereira in the amounts of $2,500,000, $1,250,000 and $1,250,000, respectively. In addition, as a result of the dispute with Coulter, the Company believes that it is vital for the Company to develop an effective sales and marketing organization on an accelerated basis, and to that end, recently hired a Vice President of Sales and a number of sales personnel. The loss of the services of any of Messrs. Fitzmorris, Espenhahn or Pereira, or other key personnel, including the Vice President of Sales, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company does not have employment agreements, other than disclosure, confidentiality and non-competition agreements, with any of its personnel.

     The Company is highly dependent on the principal members of its management and engineering staff, the loss of whose services might impede the achievement of the Company's business objectives. As the Company grows, recruiting and retaining additional qualified personnel to supervise and manage the Company's research and development and manufacturing operations will be important to the Company's success. Competition exists for qualified personnel, and there can be no assurance that the Company will be able to retain and attract skilled and experienced management, manufacturing, engineering and research and development personnel on acceptable terms.

          FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING

     The implementation of the Company's business strategy may require significant expenditures of capital, and the Company may require additional financing in the future. Additional funds may be sought through equity or debt financings. There can be no assurance that commitments for such financings could be obtained on favorable terms, if at all. Equity financing could result in dilution to holders of Common Stock, and debt financing could result in the imposition of significant financial and operational restrictions on the Company. Lack of access to adequate capital on acceptable terms could have a material adverse effect on the Company's business, results of operations and financial condition.

                   CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

     As of the date of this Prospectus, Mr. Fitzmorris, the Company's Chairman, Chief Executive Officer and President, beneficially owned approximately 19.8% of the outstanding shares of Common Stock, and the directors and executive officers of the Company as a group beneficially owned approximately 39.9% of the outstanding shares of Common Stock. Accordingly, directors and executive officers will have significant influence over the policies and operations of the Company, including the ability to replace Company's management or to alter the conduct of the Company's business.

   ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAW AND DELAWARE LAW PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation, By-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a chance in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions provide, among other things, for the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock and advance notice provisions and other limitations on the right of stockholders to call a special meeting of stockholders, to nominate directors and to submit proposals to be considered at stockholders' meetings. The Company also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder.

                       POSSIBLE VOLATILITY OF STOCK PRICE

     Factors such as market acceptance of the Company's products, the timing of purchase orders, announcements of technological innovations, the attainment of (or failure to attain) milestones in the commercialization of the Company's technology, the introduction of new products, or establishment of new collaborative arrangements by the Company, its competitors or other third parties, as well as claims of patent infringement or other material litigation, government regulations, investor perception of the Company, fluctuations in the Company's operating results and general market conditions in the industry may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general has recently experienced extreme price and volume fluctuations, which have particularly affected the market prices of technology companies for reasons frequently unrelated to the operating performance of such companies. These broad market fluctuations may have a material adverse effect on the market price of the Common Stock.

              DILUTION; EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

     The existing stockholders of the Company acquired their shares of Common Stock at an average cost substantially below $4.375, the closing price of the Common Stock on June 17, 1997, which is the price assumed to be paid by the purchasers for the purpose of calculating dilution to new investors. Accordingly, investors in this offering will experience immediate and substantial dilution in net tangible book value per share of the Common Stock of $2.055. To the extent that outstanding options or warrants are exercised, there will be further dilution to new investors. See "Dilution."

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders hereunder. See "Selling Stockholders" and "Plan of Distribution."

                                    DILUTION

     Dilution is the amount by which the price paid by the purchasers of the shares of Common Stock will exceed the net tangible book value per share of Common Stock. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock outstanding on the date as of which such book value is determined. Since the Selling Stockholders may resell the shares of Common Stock from time to time at market prices prevailing at the time of sale, at the prices related to such prevailing market prices or at negotiated prices, and such prices cannot be determined at this time, the price paid by the purchasers used in calculating the dilution to new investors in the following table has been deemed to be $4.375, the closing price of the Common Stock on June 17, 1997, the day prior to the date of this Prospectus. At March 31, 1997, the Company had a net tangible book value of approximately $25,340,380 or $2.32 per share. The price of $4.375 represents an immediate dilution to new investors of $2.055 per share. The following table illustrates this per share dilution:

Deemed price per share....................................................$4.375
Net tangible book value per share at March 31, 1997....................... 2.320
                                                                           ----
Dilution per share to new investors.......................................$2.055

     The foregoing tables do not take into account the exercise of outstanding stock options or warrants after March 31, 1997. There were 1,757,873 shares of Common Stock issuable upon exercise of options outstanding at March 31, 1997 at a weighted average exercise price of $2.97 per share, 669,576 shares of Common Stock issuable upon exercise of warrants outstanding at March 31, 1997 at a weighted average exercise price of $1.16 per share, and 696,688 additional shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's stock option plans. To the extent that these options or warrants are exercised, there will be further dilution to new investors.

                              SELLING STOCKHOLDERS

     Set forth below is information as to the Selling Stockholders, the number of shares of Common Stock of the Company beneficially owned, the number of shares which may be offered as set forth on the cover of this Prospectus (assuming that certain options and warrants are exercised) and the number of shares to be beneficially owned assuming all offered shares are sold.

                                   Number of
                                   Shares                              Shares to be Beneficially
                                   Beneficially        Number of        Owned After the Offering
      Name and Position of         Owned Prior         Shares Being
      Selling Stockholder          to the offering     Offered             Number    Percent
      --------------------         ---------------     -------------       ------    -------

 GENE COCHRAN(1)                   43,925(2)              65,250           3,050        *
 JAMES E. DAVIS(3)                  2,297(4)               5,250               0        0
 ERIC ESPENHAHN(5)                835,647(6)             208,377         627,270       5.6
 TYCE M. FITZMORRIS(7)          2,212,902(8)             208,377       2,004,525      18.0
 GEORGE W. MASTERS(9)              16,500(10)              9,900           9,900        *
 JAIME PEREIRA(11)                427,377(12)          266,675.5       160,701.5       1.4
 JAMES SKINNER(13)                 16,500(14)             19,800               0        0

-----------------------------

 *Less than 1% of the outstanding Common Stock.

(1) Mr. Cochran is the Chief Financial Officer, Treasurer, Secretary and a director of the Company.
(2) Includes 40,875 shares issuable upon the exercise of outstanding stock options exercisable within 60 days under the Plan.
(3)     Mr. Davis is a director of the Company.
(4) Includes 2,297 shares issuable upon exercise of outstanding stock options exercisable within 60 days under the Plan.
(5) Mr. Espenhahn is the Vice-President Product Development of the Company. Mr. Espenhahn served as a director of the Company from 1989 until July 1996.
(6) Includes 208,377 shares issuable upon the exercise of outstanding stock options exercisable within 60 days under the Plan. Also includes 100,000 shares held of record by Mr. Espenhahn's wife (Karen Espenhahn) and 8,000 shares held of record by Mr. Espenhahn as custodian for his son (John Hudson Espenhahn). Mr. Espenhahn disclaims beneficial ownership of these securities.
(7) Mr. Fitzmorris is the Chairman of the Board of Directors, the Chief Executive Officer and the President of the Company.
(8) Includes 208,377 shares issuable upon the exercise of outstanding stock options exercisable within 60 days under the Plan. Also includes 570,000 shares held of record by Mr. Fitzmorris' wife (Anne Fitzmorris), children and wife as custodian for one child, who have granted to Mr. Fitzmorris irrevocable voting proxies and a purchase option with respect to such shares. Mr. Fitzmorris disclaims beneficial ownership of such securities. Excludes 24,039 shares beneficially owned by Mr. Fitzmorris' parents, as to which Mr. Fitzmorris disclaims beneficial ownership.
(9)     Mr. Masters is a director of the Company.
(10) Includes 6,600 shares issuable upon the exercise of outstanding stock options exercisable within 60 days under the Plan.
(11)    Mr. Pereira is the Vice-President  Engineering of the Company.
(12) Includes 266,675.5 shares issuable upon the exercise of outstanding stock options exercisable within 60 days under the Plan. Does not include 6,000 shares held of record by irrevocable trusts for the benefit of Mr. Pereira's nephews and nieces.
(13)    Mr. Skinner is a director of the Company.
(14) Includes 16,500 shares issuable upon the exercise of outstanding stock options exercisable within 60 days under the Plan.

     Except  as  noted  in  the  foregoing   footnotes,   none  of  the  Selling
Stockholders has any position, office or other material relationship with the Company or any of its affiliates within the past three years.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be resold from time to time by the Selling Stockholders for their own accounts. The Company will receive none of the proceeds from this offering.

     The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. The Shares offered by the Selling Stockholders may be sold from time to time at the market price prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may resell their Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the Shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such resales.

     The Company will inform the Selling Stockholders that the antimanipulation rules under the Securities Exchange Act of 1934 may apply to sales in the market and will furnish the Selling Stockholders upon request with a copy of these Rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.

     Any Shares covered by the Prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "IMII".

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Edwards & Angell, Palm Beach, Florida.

                                     EXPERTS

     The financial statements of Intelligent Medical Imaging, Inc. appearing in Intelligent Medical Imaging, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statement in this Prospectus under the caption "Risk Factors - Dependence on Trade Secrets and Proprietary Technology" set forth in the fifth sentence of the second paragraph under the caption "Risk Factors - Dependence on Trade Secrets and Proprietary Technology" has been reviewed and approved by Malin, Haley, DiMaggio & Crosby, P.A., Fort Lauderdale, Florida, serving as patent counsel for the Company, and as an expert on such matters, and is included herein in reliance upon that review and approval.

    No dealer,  sales  representative or any
other person has been  authorized to give any
information or to make any representations in          783,630 Shares
connection  with  this  offering  other  than
those contained in this  Prospectus,  and, if
given   or   made,   such    information   or  INTELLIGENT MEDICAL IMAGING, INC.
representations  must not be  relied  upon as
having been  authorized by the Company or any
of the Selling Stockholders.  This Prospectus            Common Stock
does not  constitute  an offer to sell,  or a
solicitation   of  an  offer   to  buy,   any
securities    other   than   the   registered
securities  to which it  relates  or an offer
to, or a  solicitation  of, any person in any     ---------------------------
jurisdiction where such offer or solicitation
would be  unlawful.  Neither the  delivery of
this  prospectus  nor any sale made hereunder             Prospectus
shall,  under any  circumstances,  create any
implication  that there has been no change in
the  affairs  of the  Company  since the date
hereof  or  that  the  information  contained             June 18, 1997
herein is correct as of any time subsequent to the date hereof.

                       TABLE OF CONTENTS

                                                   PAGE

Available Information.................................2
Incorporation of Certain Information
 by Reference.........................................3
The Company...........................................4
Risk Factors..........................................5
Use of Proceeds......................................12
Dilution.............................................12
Selling Stockholders.................................13
Plan of Distribution.................................14
Legal Matters........................................14
Experts..............................................14

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement (File No. 1-14190):

     (a)  Annual  Report on Form 10-K for the  fiscal  year ended  December  31,
          1996;

     (b)  Quarterly  Report on Form 10-Q for the quarter  ended March 31,  1997;
          and

     (c) The description of the Common Stock contained in the Registration Statement on Form 8-A dated February 1, 1996, and any amendment or report filed for the purpose of updating that description.

     All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated into this Registration Statement by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF REGISTRANT'S SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

     "145.  INDEMNIFICATION  OF  OFFICERS,  DIRECTORS,   EMPLOYEES  AND  AGENTS;
INSURANCE.

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum or (2) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnity its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plans; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested and has exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company's By-laws contain the foregoing provisions with regard to indemnification of officers, directors, employees and agents.

     The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

     The Company maintains an indemnification insurance policy covering all directors and officers of the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A)  EXHIBITS:

  Exhibit

Number           Description  of Document

4.1 Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-636).

5.1       Opinion of Edwards & Angell regarding legality of the Common Stock.

23.1      Consent of Ernst & Young LLP.

23.2      Consent of Edwards & Angell (included in Exhibit 5.1).

23.3      Consent of Malin, Haley, DiMaggio & Crosby, P.A.

24.1      Power of Attorney (see page II-5 of Registration Statement).

ITEM 9.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference in this Registration Statement.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Intelligent Medical Imaging, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on this 18th day of June, 1997.

                                INTELLIGENT MEDICAL IMAGING, INC.

                                By: /s/ Tyce M. Fitzmorris
                                    --------------------------------------
                                        Tyce M. Fitzmorris
                                        President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tyce M. Fitzmorris and Gene Cochran, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8/S-3 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on June 18, 1997.

SIGNATURE                                      TITLE                    DATE

/s/TYCE M. FITZMORRIS       President and Chief Executive Officer, June 18, 1997
-------------------------    Chairman of the Board of Directors
   Tyce M. Fitzmorris

/s/GENE COCHRAN             Chief Financial Officer and Principal  June 18, 1997
-------------------------    Accounting Officer, Director
   Gene Cochran

/s/WILLIAM D. WHITTAKER     Director                               June 18, 1997
-------------------------
   William D. Whittaker

/s/R. WAYNE FRITZSCHE       Director                               June 18, 1997
-------------------------
   R. Wayne Fritzsche

/s/GEORGE MASTERS           Director                               June 18, 1997
-------------------------
   George Masters

/s/JAMES SKINNER            Director                               June 18, 1997
-------------------------
   James Skinner

/s/JAMES E. DAVIS           Director                               June 18, 1997
-------------------------
   James E. Davis